Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
March 17, 2008

VISTA INTERNATIONAL INC. ANNOUNCES WASTE TO ENERGY PROJECT IN BULGARIA

ENGLEWOOD, CO- March 17, 2008 - Vista International Technologies, Inc. (OTC BB: VVIT), is pleased to provide investors with an update on the execution of its global development strategy in southeastern Europe. Vista International Inc., the parent company of VVIT has been working to expand its reach into SE Europe over the past year and has chosen Bulgaria as the location for its first project in the region. Vista International and VVIT, working closely with ID Global Capital, a Vista partner in southern Europe, are pleased to announce that the municipal government of Kostinbrod, Bulgaria has initiated the process of establishing a waste to energy project in this city just outside the Bulgarian capital of Sofia.
The project will be a public/private joint venture between Vista International Inc., ID Global Capital, and the city of Kostinbrod, Bulgaria. The facility will utilize VVIT’s Thermal Gasifier technology which has met EPA and EU emissions standards, to handle over 70,000 tons per year of municipal solid waste, with the capability to handle other waste streams as well. ID Global Capital has secured the rights to the project and is now focusing on finalizing the exact site location. Vista International estimates the investment into this project could be in the range of approximately $35-50 Million USD. The investment amount will depend on a number of factors, including the volume of MSW, any other waste that might come to the project, and whether the desired end product of the gasification process is electrical power and/or a high octane liquid fuel product. Early estimates put the revenues from this project at $10-15 million per year, and with timely regulatory approval the project can be operational within 24 months.
Barry Kemble, CEO of Vista International Technologies Inc. commented, “Our foray into the European market is a perfect example of the public and private sector working together to address and maximize waste issues effecting the regional and global environment. We have made our initial project in Bulgaria the focal point of our European operations. As such, we fully expect our Thermal Gasifier Technology will showcase VVIT’s abilities to additional markets within Vista’s European development zone." Mr. Kemble continued, “As we have seen in various other projects, we expect this venture will also help spur economic development in the region, and will further enhance our promise of reducing the carbon footprint, one step at a time.”

ABOUT VISTA INTERNATIONAL TECHNOLOGIES

Vista International Technologies, Inc. is presently comprised of two divisions devoted to providing environmentally friendly technology solutions for businesses and communities. Our divisions are focused in the areas of Waste-to-Energy. For more information on our solutions, please visit us at www.viti.us.com

“Reducing the carbon footprint, one step at a time.”

Statements in this press release other than historical facts are 'forward-looking' statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the 'forward-looking statements' included in our reports which are filed with the Securities and Exchange Commission.

IR Contact:	Howard Gostfrand/David Sasso
305.918.7000
info@amcapventures.com
www.amcapventures.com